EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of The Phoenix Companies, Inc., which appears in The Phoenix Companies, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 28, 2005 relating to the financial statements, which appears in the Annual Report of The Phoenix Companies, Inc. Savings and Investment Plan on Form 11-K for the year ended December 31, 2004.

/s/ Pricewaterhouse Coopers LLP

Hartford, Connecticut

September 9, 2005